Exhibit 10.1

LETTER OF INTENT FOR BUSINESS TRANSACTIONS

April 20, 2016

Michael Mo

KT High-Tech Marketing Inc.

1999 S. Bascom Ave.

Suite 700

Campbell, CA 95008

Re: E3 IoT Product US Distribution

Dear Mr. Yao-San:

This non-binding letter of intent (the “Letter of Intent”) is made by and between KT High-Tech Marketing ( “Party A”) and E3 Enterprise (“Party B,” and together with Party A, each a “Party” and collectively the “Parties”) and sets forth the general terms and conditions of the Parties’ agreement to distribute E3 Internet of Things (IoT) products in the North American markets exclusively (the “Proposed Transaction”). This letter contains non-binding provisions of understanding between Party A and Party B. Unless otherwise explicitly stated, it does not impose any legal obligations on either Party.

The Proposed Transaction requires additional documentation and approvals, including the preparation and approval of one or more final agreements (the “Final Agreements”) setting forth the terms and conditions of the Proposed Transaction in further detail. Before the Final Agreements are reached, We would like to confirm that we share an understanding of the principal terms and conditions of the Proposed Transaction, and that all Parties are willing to proceed in mutual good faith to work toward Final Agreements and a closing consistent with these terms.

Our proposal is as follows:

1.	PROPOSED TRANSACTION.

Party A will do each of the following: Provide E3 IoT product marketing materials in English, procure the products from E3 directly from E3 factory or through E3 EMS/ODM partner at FOB Hong Kong price, market these products through US distribution and retail channels.

Party B will do each of the following: Develop IoT products; provide product information in Japanese; supply products to Party A on-demand basis; provide shipping and logistics service of the products FOB Hong Kong; provide RMA service through its HK return center.

2.	CONSIDERATION.

The consideration for the Proposed Transaction will be $10,000 as initial down payment for Party B products. Party A will pay for Party B product on cost-plus basis with a minimum gross margin of 30%. Party B will provide Party A 60-day payment term.

3.	TIMING.

The Parties shall execute the Final Agreements and close the Proposed Transaction on or before September (the “Closing Date”) [, subject to the extension contemplated by Section 6 below].

4.	CONTINGENCIES.

Any obligation to consummate the Proposed Transaction under the terms of this Letter of Intent is based entirely on satisfaction of each of the following conditions:

a.	Execution of mutually acceptable Final Agreements under the laws of the state of Delaware.

b.	Receipt of all applicable consents, approvals, and authorizations including board, partnership, third party, and regulatory approvals, if any, relating to the Proposed Transaction.

c.	Completion by each Party and its business, legal, financial, and engineering representatives of a substantial due diligence investigation of all relevant business, legal, financial, engineering, and/or environmental documents, with results satisfactory to such Party, no later than July 29,2016 or as otherwise agreed by the mutual written agreement of the Parties (the “Due Diligence Completion Date”).

5.	Notice After Completion of Due Diligence.

On or before the Due Diligence Completion Date, each Party shall notify the other Party in writing that it has completed substantial due diligence and is prepared to proceed with consummation of the Proposed Transaction (the “Notice of Intention to Proceed”). If a Party does not provide a Notice of Intention to Proceed to the other Party on or before the Due Diligence Completion Date, the other Party may cancel this proposal and, notwithstanding anything contained herein to the contrary, neither Party shall have any obligation or liability to the other Party. For the purposes of this Letter of Intent, the effective date of receipt of a Notice of Intention to Proceed will be the date of receipt as acknowledged in writing by the receiving Party.

6.	EXTENSION of Time for Closing.

If the Proposed Transaction is not completed by the Closing Date and each Party has been operating in good faith to complete its due diligence and negotiate the transaction documents in order to consummate the Proposed Transaction, the Parties shall evaluate the progress made towards closing and, if suitable progress is being made, discuss in good faith a revised Counting Period (as defined below) and Closing Date. If satisfactory progress has not been made towards closing, or if the Closing Date cannot occur by December 30th 2016, either Party in its sole discretion, may withdraw from the Proposed Transaction without any further obligation or liability to the other Party. Any Party withdrawing from the Proposed Transaction pursuant to the preceding sentence shall promptly inform the other Party in writing of such termination, notwithstanding any other provision contained herein. As used herein, the term “Counting Period” shall mean the period from the date of this proposal until the Closing Date, if on or before the Due Diligence Completion Date each Party has sent the Notice of Intention to Proceed in accordance with the terms of Section 5 above.

7.	FINAL AGREEMENTS.

The Final Agreements will include customary covenants, conditions, representations, and warranties, which will be made as of the Closing Date. The Parties recognize that this is a non-binding Letter of Intent and that there may be additional elements for negotiation and inclusion.

8.	Access to Information.

While this Letter of Intent remains in effect, each Party and its advisors shall have reasonable access to the other Party’s books, records, and personnel files, and shall receive such financial and operational data and other information as that Party shall reasonably request. Any information so received shall be kept confidential by the receiving Party. On termination or expiration of this Letter of Intent, each Party shall return any and all printed information received from the other Party in connection with the Proposed Transaction.

9.	Exclusive Dealing.

In consideration of the effort and expense to be incurred by the Parties in connection with their due diligence review of the Proposed Transaction, each Party agrees that for a period of 120 days from the date of this Letter of Intent, such Party and its officers, directors, employees, and agents will not initiate, solicit, encourage (directly or indirectly), or accept any offer or proposal of any third party with respect to the Proposed Transaction, and shall not enter into any agreement, understanding, or transaction that would have an adverse affect on the ability of the Parties to consummate the Proposed Transaction.

10.	Expenses.

Unless and until otherwise agreed in writing, each Party shall be responsible for and bear all of its own costs and expenses (including any legal, accounting, broker, advisor, investment banking, or other fees and expenses or prior commitments in respect thereof) incurred in connection with the Proposed Transaction or this Letter of Intent, regardless of whether or not the Proposed Transaction is consummated. Except for breach of any confidentiality provisions hereof, neither Party shall have any liability to the other Party for any liabilities, losses, damages (whether special, incidental, or consequential), costs, or expenses incurred by the Party if negotiations between the Parties are terminated as provided in Section 13 below.

If the foregoing terms and conditions are in form and substance acceptable to you, please so indicate by signing this Letter of Intent in the space provided below and returning it to the attention of the undersigned. I look forward to working with you to complete the Proposed Transaction.

Sincerely, KT High-Tech Marketing Inc

By:
Michael Mo
Its: CEO
1999 S. Bascom Ave. Suite 700
Campbell, CA 95008

AGREED AND ACCEPTED:

E3 Enterprise
Dated:	By:

Bingwei Yao
Its: President
32F, Shinjuku Nomura Buidling,
1-26-2 Nishi-Shinjuku,
Shinjuku-Ku
Tokyo, Japan